U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                             FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934,
                       Section 17(a) of the
            Public Utility Holding Company Act of 1935
      or Section 30(h) of the Investment Company Act of 1940

[   ]  Check this box if no longer subject to Section 16.
       Form 4 or Form 5 obligations may continue.  See
       Instruction 1(b).

1. Name and Address of Reporting Person (If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

     Robert L. Wise
     701 Tioga Street
     Johnstown, PA 15905-2335

2.   Issuer Name and Ticker or Trading Symbol

     AmeriServ Financial, Inc.        ASRV

3.   I.R.S. Identification Number of Reporting Person, if an
     Entity (Voluntary)

     _____________________

4.   Statement for Month/Year

     10/02/02

5.   If Amendment, Date of Original (Month/Year)

     ____/____

6. Relationship of Reporting Person to Issuer (Check all applicable)

     [ X }  Director               [   ]  10% Owner
     [   ]  Officer                [___]  Other
            (give title below)            (specify below)
            _________________________________________________

7.   Individual or Joint/Group Filing
     (Check applicable line)

     [ X ]  Form filed by One Reporting Person
     [   ]  Form File by More than One Reporting Person



          Table I - Non-Derivative Securities Acquired,
                Disposed of, or Beneficially Owned

REMINDER:  Report on a separate page for each class of
           securities beneficially owned directly or indirectly

1.   Title of Security
     (Instr. 3)

     Common Stock

2.   Transaction Date (Month/Day/Year)

     10/02/02*

3.   Transaction Code
     (Instr. 8)

     Code     P     V _____

4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

     Amount 701.4028

     (A)   A    or (D) _____

     Price $2.495

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

	28,153.7061 (1)

6.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr 4)

     (D) ____D___

     (I) _______

7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)

     _________________________



                 Table II - Derivative Securities
           Acquired, Disposed of, or Beneficially Owned
  (e.g., puts, calls, warrants, options, convertible securities)

REMINDER:  Report on a separate page for each class of
           securities beneficially owned directly or indirectly

1.   Title of Derivative Security
     (Instr. 3)

     ____________________________

2.   Conversion or Exercise Price of Derivative Security

     ______________

3.   Transaction Date (Month/Day/Year)

     ____/____/____

4.   Transaction Code
     (Instr. 8)

     Code _______     V _______

5.   Number of Derivative Securities Acquired (A) or
     Disposed of (D)
     (Instr. 3, 4, and 5)

     (A) _______
     (D) _______

6.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable ____/____/____
     Expiration Date  ____/____/____

7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title:  ___________________________________

     Amount or Number of Shares:  ______________

8.   Price of Derivative Security
     (Instr. 5)

     ______________

9. Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

     ______________

10.  Ownership Form of Derivative Security:
     (Instr. 4)

     Direct (D) _______
     Indirect (I) _______

11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

     _____________________

Explanation of Responses:

(1) Recap:  Form 4 filed 9/16/02	26,743.0047 shares
             	          		+  701.4028 shares Transaction
                                          		 reported above
						+  709.2986 shares acquired thru DRP 10/2/02
									 @$2.495
                            		28,153.7061 shares

* Deemed Execution date 10/03/02


/s/_Betty L. Jakell_______________     _____10/04/02_____
**Signature of Reporting Person                 Date
Attorney-in-Fact for Robert L. Wise

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and
     15 U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see
       Instruction 6 for procedure.